Michael J. Porter, President - Investor Relations Jeffrey Myhre, VP - Editorial
Seven Penn Plaza   ▪   New York, NY 10001   ▪   212-564-4700   ▪   FAX 212-244-3075   ▪   www.plrinvest.com   ▪   plrmail@plrinvest.com

HYDROGEN ENGINE CENTER, INC.
Nicole Fritz-Kemna,
Communications Director
(515) 295-3178
nkemna@hydrogenenginecenter.com

FOR IMMEDIATE RELEASE

HYDROGEN ENGINE CENTER’S OXX POWER™ PRODUCTS
DISPLAYED AT AVIATION INDUSTRY EXPO IN DALLAS

Lynco Tugger to Display Oxx Power™ Hydrogen Engine

A&V Rebuilding and Victory GSE to Showcase Four Tractors Featuring Oxx Power™ Engines

ALGONA, IA, March 17, 2008 -- Hydrogen Engine Center, Inc. (OTC BB: HYEG), a developer of systems and processes used in the design, manufacture and distribution of alternative fuel internal combustion engines, engine controls and generator systems, and Lynco Tugger, a manufacturer of high quality towing equipment for aviation and industrial applications based in Plymouth OH, today announced that Lynco Tugger will be displaying an Oxx Power ™ hydrogen engine at booth 3645 at the Aviation Industry Expo in Dallas, TX March 18th, 19th and 20th.

Also at the Expo, A&V Rebuilding and Victory GSE of Los Angeles will be showcasing four completely rebuilt tractors powered by Oxx Power™ engines at booth 3238. Along with the four tractors, they will also be displaying a fully dressed, Fuel Injected, Oxx Power™ 649l DRLB Engine.

“The Oxx Power™ engine’s rugged design provides fleet managers with sustained durability and, when applied with HEC’s advanced fuel delivery system, provides vastly improved fuel efficiency and reduced emissions,” said Don Vanderbrook, President and CEO of Hydrogen Engine Center. “HEC is the only supplier to offer the Aviation Ground Support Industry a new 4.9L Oxx Power™ engine as a replacement for existing Ford 300’s in service today.”

Lynco Tugger manufactures the Hydra-Tug, a patented, zero degree turning radius, fully Hydra-Static tow vehicle that meets the tightest of emission controls. The Oxx Power™ engine is a perfect compliment to the Hydra-Tug, the industry standard for robust, dependable, low cost-of-ownership tractors for towing aircraft.

Bill Fetzer of Lynco Tugger said, “We are pleased to be showcasing HEC’s hydrogen Oxx Power™ engine with our ground support equipment. At Lynco Tugger, we are always searching out new alternatives, and with more stringent emissions requirements being imposed, we are excited to have the opportunity to work with HEC on ways to work with alternative fuels in a cost effective manner.”

Gerry Hoadley of A&V Rebuilding said, “At A&V, we expect our FleetRenu rebuilt tractors to be as reliable as any new tractor on the market today. The Oxx Power™ engines are the most durable option we have found. They stand up well to the demanding challenges of today’s airport operations. We have had great success with them, and we look forward to a long lasting relationship with HEC.”

“HEC is proud to be aligned with Lynco Tugger, A&V Rebuilding and Victory GSE at the AIE in Dallas, and we look forward to designing and installing more Hydrogen and alternative fueled engines in their products in the future,” Vanderbrook continued. “We believe we will have tractors operating on hydrogen with our engines at several airports in North America in the near future under pilot programs.”

About Lynco Tugger Corporation
The Lynco Tugger Corporation engineers and manufactures precision tow equipment for the aviation industry. The company’s flagship product, the Hydra-Tug, is a patented zero degree turning radius tow. Powered by an air cooled engine that runs on diesel, jet A, gasoline or LPG, the Hydra-Tug meets the tightest of emission controls. For more information, please visit the company’s Web site, http://www.lyncotugger.com.

About A&V Rebuilding, Inc.
A&V Rebuilding, Inc. is an industry leader in the remanufacturing of ground support equipment. A&V gives airlines and ground handlers a “Green Alternative” to purchasing new equipment. Rather than disposing of beat up, worn out equipment, customers can send it to A&V to undergo their “FleetRenu” process. This process consists of complete disassembly, inspection, repair, and reassembly using all new and rebuilt components. The equipment is then returned to the customer in “like new” condition for about half the cost of new. More information about the “FleetRenu” process can be found at www.FleetRenu.com or by calling 323-582-0226.

About Hydrogen Engine Center, Inc.
Hydrogen Engine Center, Inc. (HEC) designs, manufactures and distributes alternative-fueled internal combustion engines, engine controls and fuel delivery systems and power generation equipment for distributed power, agricultural, industrial, airport ground support, off-road vehicular, business and home applications. All HEC engines and power generation equipment are capable of running on a multitude of fuels, including but not limited to, hydrogen, ammonia, synthetic gas, coal bed methane, gasoline, and ethanol. HEC trades on the Bulletin Board under the symbol "HYEG.OB." Principal offices are located at 2502 E Poplar St., Algona, Iowa 50511. Visit www.hydrogenenginecenter.com or in the US dial 515-295-3178 for more information.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, acceptance of the company's products, increased levels of competition for the company, new products and technological changes, the company's dependence on third-party suppliers, the availability of capital and other risks detailed from time to time in the company's periodic reports filed with the Securities and Exchange Commission.

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